Exhibit 10.10
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (“Agreement”) is effective as of May 28, 2015 “Effective Date”), by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), Orrstown Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly owned subsidiary of Orrstown (the “Bank”) (Orrstown and the Bank are hereinafter collectively referred to as the “Employer”) and Barbara E. Brobst, an adult individual (“Executive”).
BACKGROUND
The Employer and Executive have entered into that certain Employment Agreement, of even date herewith (the “Employment Agreement”) which is incorporated by reference and made a part of this Agreement. In connection therewith, the Employer and Executive also desire to enter into this Change in Control Agreement to provide certain rights and benefits to Executive in the event of any change of control of Orrstown.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I. Term of Agreement
1.1    Term. This Agreement shall commence on the Effective Date and shall continue for a term of three (3) years; provided, however, that the term shall automatically extend for additional consecutive one (1)-year periods on each anniversary of the Effective Date unless either party gives written notice of nonrenewal to the other at least sixty (60) days prior to such anniversary. References in the Agreement to the "Term" shall refer to the initial three-year term of this Agreement and any extensions thereof.
ARTICLE II. Payments in Connection with a Change in Control.
2.1    Definitions.
(a)    For purposes of this Agreement, a “Change in Control” shall be deemed to occur if:
(i)    Any person or group of persons acting in concert, shall have acquired ownership of more than 50 percent of the total fair market value or total voting power of the stock of Orrstown; or
(ii)    The composition of the Board of Directors of Orrstown shall have changed such that, during any period of 12 consecutive months during the Term of this Agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Orrstown, who were in office before the appointment or election; or

(iii)    Any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30 percent or more of the total voting power of the stock of Orrstown; or
(iv)    Any person or group of persons unrelated to Orrstown acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of Orrstown’s assets that has a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Orrstown before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
(b)    For purposes of Section 2.1(a)(i) and (iii) above, a person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Section 318(a) of the Internal Revenue Code of 1986, including any amendments thereto or any successor tax codes thereof (the “Code”).
(c)    A “Change in Control Period” shall mean the period commencing 90 days before a Change in Control and ending two (2) years after such Change in Control.
(d)    Other capitalized terms herein which are not otherwise defined, shall have such meaning as defined in the Employment Agreement.
2.2    Amount of Payments. Except as provided in Section 2.2(d), and in lieu of amounts payable under Section 4 of the Employment Agreement, the Employer will pay Executive the amounts specified in the circumstances below in connection with a Change in Control.
(a)    If Executive’s employment is terminated for any reason by the Employer during the Change in Control Period, or by Executive for any reason within six (6) months following a Change in Control, the Employer will pay, or cause to be paid, to Executive:
(i)    an amount equal to 2.99 times the sum of (A) the Base Salary immediately before the Change in Control and (B) the highest annual cash bonus and/or other incentive compensation awarded to Executive over the past three years in which cash bonus or other incentive compensation was awarded (all exclusive of any election to defer receipt of compensation Executive may have made); and
(ii)    an amount (the “Unvested Company Contribution”) equal to that portion, if any, of the Employer’s contribution to Executive’s 401 (k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Executive’s employment (the “Date of Termination”), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by Executive most recently prior to the Date of

Termination) to enable Executive to net an amount equal to the Unvested Company Contribution; and
(iii) the Employer shall pay Executive up to $10,000 for executive outplacement services utilized by Executive upon the receipt by the Employer of written receipts or other appropriate documentation.
Except for the payment provided in (iii) above, such payments shall be made in one lump sum within fifteen (15) business days after termination of Executive’s employment following a Change in Control.
(b)    Except as provided in Section 2.2(d), if Executive’s employment is terminated by Employer for any reason in connection with a Change in Control within the Change in Control Period, or by Executive for any reason within six (6) months following a Change in Control, Executive shall continue to receive all employee benefits available to Executive pursuant to Section 3.2 of the Employment Agreement that Executive was receiving immediately before such termination, as provided in Section 4.2(a) of the Employment Agreement, also the benefits available to Executive immediately before such termination pursuant to Section 3.4 of the Employment Agreement (Expense Reimbursement). Executive shall continue to receive all such benefits for a period of two (2) years after the date of a termination described in Section 2.2(a). Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. Notwithstanding the foregoing, in lieu of ongoing coverage under the group term life insurance program, the Employer shall pay Executive a lump sum payment within thirty (30) days after Executive’s termination date in an amount equal to 150% of the Employer’s actual premium cost of providing group term life insurance coverage to Executive for the three year period following Employee’s termination of employment date. In addition, the Employer shall pay to the Executive, in a single lump sum as soon as practicable after Executive’s termination of employment in the Change in Control Period an aggregate amount equal to two (2) additional years of the Employer retirement plan contributions by the Employer under each tax qualified or nonqualified defined contribution type of retirement plan in which the Executive was a participant immediately prior to Executive’s termination of employment and equal to the actuarial present value of two (2) additional years of benefit accruals under each tax qualified or nonqualified defined benefit type of retirement plan in which Executive was a participant immediately prior to Executive’s termination or resignation, calculated in each case as if Executive had continued as a plan participant for the number of additional years indicated below, Executive’s annual compensation for plan purposes in the most recently completed plan year of each plan continued unchanged through these additional years, and the retirement plans continued to operate unchanged through the additional years. The actuarial equivalence factors and assumptions generally in use under any defined benefit plan shall be applied in determining lump sum present values of any defined benefit plan additional accruals payable hereunder. The period of continued health coverage required by Section

4980(B)(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) shall run concurrently with the coverage provided herein.
(c)    Upon the occurrence of a Change of Control, the vesting and exercise rights of all stock options, shares of restricted stock, and other equity-based compensation units held by Executive pursuant to any stock option plan, stock option agreement, restricted stock agreement, or other long term incentive plan shall be governed by the terms of such plan or agreement, but in the event the plan or agreement is silent on the subject of change in control, all such options, shares, and units shall immediately become vested and exercisable as to all or any part of the shares and rights covered thereby.
(d)    Executive is to receive no payments under Section 2.2(a) and no benefits under Section 2.2(b) if the Executive’s employment is terminated during a Change in Control Period by the death or Disability of Executive or for Cause. In an instance of death or Disability of the Executive, however, Executive and Executive’s dependents, beneficiaries and estate shall receive any benefits payable to them under the Employment Agreement.
(e)    References in this Section 2.2 to “the Employer” shall include the successors of the Employer, as applicable.
(f)    If any benefit or payment from the Company to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) shall be determined to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Executive than the after-tax benefit to Executive of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 2.2, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
2.3    Revisions of Restrictive Covenants. If Executive’s employment is terminated in connection with a Change in Control, the Restricted Period under the Employment Agreement shall be revised automatically to equal the greater of six (6) months or the period extending from the date of the termination of active employment to the first anniversary of the Change in Control.
2.4    Transition Services. For one (1) year following cessation of employment after any Change in Control, Executive agrees to remain available to provide the Employer with transition assistance on matters with which Executive was involved during his or her employment. Executive shall render such assistance in a timely manner on reasonable notice from the Employer. Executive shall not be entitled to any separate compensation for the services described in this paragraph (other than reimbursement for reasonable out of pocket expenses actually incurred). The Employer agrees to provide reasonable advance notice of the need for Executive’s assistance and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with Executive’s personal and other professional obligations.
ARTICLE III. Miscellaneous.
3.1    Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide the Employer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.
3.2    Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Employer only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Employer in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.
3.3    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.
(a)    If to the Employer:
Orrstown Bank
77 East King Street
Shippensburg, PA 17257
Attention: Director of Human Resources

(b)    If to Executive:
Barbara E. Brobst
122 Stonehedge Drive
Carlisle, PA 17015
3.4    Entire Agreement and Modification. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by the Employer and Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence. The Employer and Executive acknowledge and agree that the following restrictive covenants shall supersede and replace in their entirety the restrictive covenants in any Restricted Stock Share Grant Agreement between Orrstown and Executive, as follows: Executive shall not, during the Employment Period and for a Restricted Period (as defined below) after Executive ceases to be employed by or provide service to Employer, directly or indirectly, be or become an officer, owner, shareholder, general or limited partner, director or employee or agent of, or a consultant to, or give financial or other assistance to, any person or entity considering engaging in commercial banking or the provision of financial products or services, or is so engaged, within an area having a seventy-five (75) mile radius from the headquarters of Employer at the time Executive ceases to be employed by Employer; provided such person or entity is engaged in a business or activity which is substantially similar to the business or activity in which Executive is engaged while employed by or providing service to Employer. “Restricted Period” shall mean the longer of (i) six (6) months or (ii) the period extending from the date of the termination of active employment to the first anniversary of the Change in Control.
3.5    Governing Law, Forum. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. All actions hereunder shall be filed in the appropriate courts located in Cumberland and Franklin Counties, Pennsylvania and Executive consents to venue and jurisdiction therein.
3.6    Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.
3.7    Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

3.8    Attorneys’ Fees and Related Expenses. All reasonable attorneys’ fees and related expenses incurred by Executive in connection with or relating to the review and negotiation of this Agreement or, if Executive prevails in connection with enforcing Executive’s rights under this Agreement, the enforcement by Executive of Executive’s rights under this Agreement, shall be paid in full by the Employer.
3.9    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for herein by seeking employment or otherwise shall not be entitled to set-off against the amount of any payments made pursuant hereto with respect to any compensation earned by Executive arising from other employment.
3.10    Indemnification. Except to the extent inconsistent with the Employer’s certificate of incorporation or bylaws, the Employer will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s service as an officer and employee of the Employer and its subsidiaries, which indemnification shall be provided following termination of employment for so long as Executive may have liability with respect to Executive’s service as an officer or employee of the Employer and its subsidiaries. Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers of the Employer under such policies.
3.11    409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Employer be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) earlier than the earliest permissible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Employer and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A. Without limiting the generality of the foregoing, in the event Executive is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Section 409A, and Executive is a key employee of the Employer, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of Executive’s death). Amounts otherwise payable during such six month payment shall be accumulated and paid in a lump sum on the first day of the seventh month. For purposes hereof, Executive is a key employee of the Employer if, on his date of separation from service, the Employer is publicly traded and he met the definition key employee found in Code Section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Section 416(i)(5)) as of the last day of the calendar year preceding the date of separation.
3.12    Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits described are conditioned on Executive’s execution and delivery to the Employer of an effective general release and non-disparagement agreement in a form prescribed by the Employer substantially in conformity with such agreement attached hereto as Annex A and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law, becoming effective by the 90th day following the Executive’s separation from service.  Such payments will commence following the date the release becomes effective, provided that if the 90 day period spans two calendar years, the payments will commence in the second calendar year.
3.13    Other Rights. Nothing in this Agreement is intended to limit Executive’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his/her employment under any group insurance plan, policy or arrangement of the Employer in accordance with the terms of such plan, policy or arrangement (b) elect COBRA benefits in accordance with the applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.
3.14    Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Section 2.3 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

3.15    Regulatory Limitations. Notwithstanding anything herein contained to the contrary, any payments to Employee by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Barbara E. Brobst___________________________
Name: (“Executive”)

/s/ Barbara E. Brobst
Signature:

ORRSTOWN FINANCIAL CORPORATION (“Orrstown”)

By: /s/ Joel R. Zullinger____________________________
Name: Joel R Zullinger
Title:    Chairman of the Board of Directors

ORRSTOWN BANK (the “Bank”)

By: /s/ Joel R. Zullinger___________________________
Name: Joel R. Zullinger
Title: Chairman of the Board of Directors